News Release

For more information contact:
Stephen P. Cotugno
Executive Vice President-Corporate Development
PDI, Inc.
201.574.8617

PDI, Inc. Appoints Stephen J. Sullivan to the Board of Directors

Saddle River, New Jersey (September 24, 2004). PDI, Inc. (Nasdaq:PDII) a leading provider of outsourced sales and marketing services to the biopharmaceutical and medical devices and diagnostics industries, is pleased to announce that Stephen J. Sullivan has been appointed to its Board of Directors.

Mr. Sullivan, 57, is a Senior Vice President with Covance, Inc. He is also President of Covance Central Laboratories, Inc., a major division of Covance. Covance is the second-largest contract research organization serving the pharmaceutical, biotechnology, diagnostic and device industries.

Prior to joining Covance, Mr. Sullivan was Chairman and Chief Executive Officer of Xenometrix, Inc., a biotechnology company with proprietary gene expression technology. After completing numerous license agreements with gene chip, pharmaceutical and other biotech firms, he successfully merged Xenometrix with Discovery Partners International.

Prior to Xenometrix, Mr. Sullivan was Vice President and General Manager of a global diagnostic sector of Abbott Laboratories. Prior to his 10-year career at Abbott, Mr. Sullivan held senior positions at Lyphomed, Dart and Kraft, Inc. and Baxter International.

Charles T. Saldarini, PDI’s Vice Chairman and CEO, said, “Steve brings important experience to our Board that will complement the experience and leadership of our existing members. His deep understanding of the contract services business, coupled with his experiences both as a CEO and as a General Manager at Abbott will be an asset to PDI as we continue to implement our growth strategy. I am excited to have Steve join our Board.”

Mr. Sullivan graduated from the University of Dayton, was a commissioned officer in the Marine Corp. and a Viet Nam veteran. He completed his MBA in Marketing and Finance at Rutgers University.

He has also served on several public and not-for-profit boards.

The Better Way — The PDI Way

About PDI

PDI, Inc. (NASDAQ:PDII) is a leading provider of outsourced sales and marketing services to the biopharmaceutical and medical device and diagnostics industries. PDI’s comprehensive set of next-generation solutions is designed to increase its clients’ strategic flexibility and enhance their efficiency and profitability. Headquartered in Saddle River, NJ, PDI also has offices in Pennsylvania and Illinois.

PDI’s sales and marketing services include dedicated, shared, clinical and combination sales teams; marketing research and consulting; medical education and communications; talent recruitment; and integrated commercial solutions from pre-launch through patent-expiration. The company’s experience extends across multiple therapeutic categories and includes office and hospital-based initiatives. PDI’s global presence is maintained through a strategic partnership with In2Focus, a leading U.K. provider of outsourced sales services.

PDI’s commitment is to deliver innovative solutions, excellent execution and superior results to its clients. Through strategic partnership and client-driven innovation, PDI maintains some of the longest sales and marketing relationships in the industry. Recognized as an industry pioneer, PDI continues to innovate today as a thought-starter for the outsourcing of sales and marketing services.

For more information, visit the Company’s website at www.pdi-inc.com.

The Better Way — The PDI Way